Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Westwood One, Inc. of our report dated March 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to (i) the disclosures under the heading “Basis of Presentation, Going Concern and Management Plans Update” in Note 1 and (ii) discussion of the April 23, 2009 refinancing and recapitalization transaction in Note 6 and Note 20, as to which the date is June 22, 2009 and (iii) the effects of the reverse stock split as discussed under the heading “Earnings per Share” in Note 1, as to which the date is August 24, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Westwood One, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

August 24, 2009